EXHIBIT 10.18
AWARD AGREEMENT
PIONEER NATURAL RESOURCES COMPANY
2006 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
TO BE USED IN CONNECTION WITH THE
NEW DIRECTOR INITIAL STOCK AWARD
[Date]

[Name]

Dear ______________:
1.Restricted Stock Unit
Pioneer Natural Resources Company, a Delaware corporation (the “Company”), hereby grants to you an award (the “Award”) to receive __________ Restricted Stock Units (the “Restricted Stock Units”), whereby each Restricted Stock Unit represents the right to receive one share of common stock, par value $0.01, of the Company (the “Stock”), plus an additional amount pursuant to Section 3 of this Agreement, subject to certain restrictions and on the terms and conditions contained in this Restricted Stock Unit Agreement (this “Agreement”), your Election Form (if any), and the Company’s 2006 Long-Term Incentive Plan (the “Plan”). A copy of the Plan is available upon request. Except as provided below, to the extent any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letters capitalized, but that are not otherwise defined in this Agreement, shall have the meanings given to them in the Plan as in effect as of the date of this Agreement.
2.    No Shareholder Rights
Except as provided in Section 3 of this Agreement, the Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights as a shareholder of Stock until such time as you receive shares of Stock pursuant to this Agreement. Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Sections 5, 6, 8 or 9 of this Agreement.
3.    Dividend Equivalents
In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall pay to you an amount in cash equal to the cash dividend you would have received if you were the Beneficial Owner, as of such record date, of the number of shares of Stock related to the portion of your Restricted Stock Units that have not been settled as of such record date, such payment to be made on or promptly following the date that the Company pays such dividend (however, in no event shall the dividend equivalent payment be made later than 30 days following the date on which the Company pays such dividend).
4.    Conversion of Restricted Stock Units; Issuance of Stock; Payment of Stock
No shares of Stock shall be issued to you prior to the date on which the Restricted Stock Units vest and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Sections 5, 6, 8 or 9 of this Agreement; provided, however, that no Stock will be paid to you or your beneficiary prior to the time or times specified in Section 5, 6, 8 or 9 of this Agreement, or, if applicable, the time or times elected by you pursuant to your Election Form. Neither this Section 4 nor any action taken pursuant to or in accordance with this Section 4 shall be construed to create a trust of any kind. After any Restricted Stock Units vest pursuant to Sections 5, 6, 8 or 9 of this Agreement, the Company shall promptly cause to be issued Stock in book entry form registered in your name in settlement of such vested Restricted Stock Units; provided, however, that, if applicable, no Stock payable to you as a result of the vesting of Restricted Stock Units pursuant to Section 5 or 9 of this Agreement will be paid to you prior to the time elected by you pursuant to your Election Form. The value of any fractional Restricted Stock Units shall be paid in cash at the time Stock certificates are delivered to you in connection with the Restricted Stock Units. The value of the fractional Restricted Stock Units shall equal the percentage of a Restricted Stock Unit represented by a fractional Restricted Stock Unit multiplied by the Fair Market Value of the Stock.
5.    Vesting
Subject to the terms and conditions of this Agreement, the Restricted Stock Units granted herein will vest in 1/3 increments on each of the first, second and third yearly anniversary of the date of this Agreement, which is set forth on the first page hereof. Upon each vesting date, the forfeiture restrictions associated with the Restricted Stock Units shall lapse provided you performed the necessary services for the Company, without interruption, from the time of the date of this Agreement until the applicable vesting date.
6.    Early Vesting Upon a Change in Control
Notwithstanding the other vesting provisions contained in Section 5 of this Agreement, but subject to the other terms and conditions set forth herein, immediately prior to the occurrence of a Change in Control (as defined in the Plan), all of the Restricted Stock Units shall become immediately and unconditionally vested and the shares of Stock related to the Restricted Stock Units shall be paid to you immediately prior to the occurrence of such Change in Control. Notwithstanding the foregoing provisions of this Section 6, no shares of Stock related to the Restricted Stock Units shall be paid to you as a result of a Change in Control unless the event constituting such Change in Control also constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code and the regulations and other authoritative guidance promulgated thereunder (collectively, the “Nonqualified Deferred Compensation Rules”); except that, to the extent permitted under the Nonqualified Deferred Compensation Rules, payment shall be made in respect of this Award, upon the occurrence of a Change in Control, as determined by the Committee in its discretion, to the extent necessary to pay employment or other taxes imposed on the Award. To the extent shares of Stock related to the Restricted Stock Units are not paid to you upon a Change in Control as a result of the limitations described in the preceding sentence, the payment date of the Stock related to your Restricted Stock Units shall be the earliest to occur of, as applicable, (i) the time or times specified in Section 5, 8 or 9 of this Agreement, (ii) the date elected by you pursuant to your Election Form, or (iii) a Change in Control that constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company within the meaning of the Nonqualified Deferred Compensation Rules.
7.    Forfeiture
Except as may be provided in this Agreement, if, prior to the vesting of any Restricted Stock Units, you cease to be a director of the Company for any reason, whether voluntarily or involuntarily, your rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited.
8.    Death
Upon your death, notwithstanding anything provided in this Agreement to the contrary, all of the Restricted Stock Units shall become immediately and unconditionally vested and the Stock payable with respect to the vested Restricted Stock Units shall be immediately distributed to, as applicable, your legal representatives, legatees or distributees.
9.    Disability
a.    If your service relationship with the Company is terminated by reason of your Disability, as such term is defined in Section 409A of the Code and the regulations thereunder, notwithstanding any provision of this Agreement or the Plan to the contrary, all of the Restricted Stock Units shall become immediately and unconditionally vested.
b.    Notwithstanding the foregoing or any other provision to the contrary in the Plan, this Agreement or in the Election Form, no shares of Stock in respect of the Restricted Stock Units shall be paid to you upon a termination of your service relationship in the event you continue to provide sufficient services to the Company that you do not incur a separation from service for purposes of Section 409A of the Code on the date of such termination; except that, to the extent permitted under the Nonqualified Deferred Compensation Rules, payment shall be made in respect of this Award, upon your termination of service, as determined by the Committee in its discretion, to the extent necessary to pay employment or other taxes imposed on the Award. To the extent shares of Stock related to the Restricted Stock Units are not paid to you upon your termination of service as a result of the limitations described in the preceding sentence, the payment date of the Stock related to your Restricted Stock Units shall be the earliest to occur of, as applicable, the time or times specified in Section 5, 6 or 8 of this Agreement or elected by you pursuant to your Election Form.
10.    Restriction on Transfer
The Restricted Stock Units and any rights under this Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you other than by will or by the laws of descent and distribution, and any purported sale, assignment, transfer, pledge, hypothecation, or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, you may in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise your rights to receive any property distributable with respect to the Restricted Stock Units upon your death.

11.    No Liability for Good Faith Determinations
The Company and the members of its Board of Directors shall not be liable for any acts, omissions, or determinations taken or made in good faith with respect to this Agreement or the shares of Stock distributable hereunder.
12.    No Guarantees of Interest
The Company and Board of Directors of the Company do not guarantee the Stock from loss or depreciation.
13.    Notices
Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or whether actually received or not on the third business day, for which banking institutions in the state of Texas are open, after it is deposited in the United States Mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or you may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices. The Company and you agree that any notices shall be given to the Company or to you at the following addresses:

Company:	Pioneer Natural Resources Company
Attn: Corporate Secretary
5205 N. O’Connor Boulevard, Suite 200
Irving, Texas 75039-3746

Recipient:	At your current address as shown in the
Company’s records.
Any person entitled to notice hereunder may waive such notice in writing.
14.    Agreement Respecting Taxes
If withholding of taxes is applicable with respect to your position with the Company you agree that:
a.    You will pay to the Company, or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind required by law to be withheld by the Company with respect to the Restricted Stock Units including with the Company’s approval the withholding of Stock that is subject to this Agreement or by your transfer of other shares of Stock to the Company; and
b.    The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock Units.

15.    Adjustment of Shares
The number of shares associated with the award of Restricted Stock Units subject to this Agreement shall be adjusted in a manner consistent with the adjustment provisions provided in Sections 9(b) and 9(c)(ii) of the Plan.
16.    Agreement Respecting Securities Act of 1933
You represent and agree that you will not sell the Stock that may be issued to you pursuant to your Restricted Stock Units except pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration under the Securities Act of 1933 (including Rule 144).
17.    Payment Date
The payment date of the Stock related to your Restricted Stock Units will be the date provided in Section 4 of this Agreement.
18.    Interpretation
Notwithstanding anything to the contrary in this Agreement, any provision of this Agreement that is inconsistent with the provisions of Section 9(c), (e) or (f) of the Plan shall control over such provisions of the Plan.
19.    Amendment
This Agreement and the Election Form associated herewith may be amended at any time unilaterally by the Company provided that such amendment is consistent with all applicable laws including Section 409A of the Code and does not reduce any rights or benefits you have accrued pursuant to this Agreement and/or the Election Form. This Agreement, but not the Election Form, may be amended in any manner consistent with all applicable laws including Section 409A of the Code by a written consent executed by you and a duly authorized representative of the Company. This Agreement may also be amended at any time unilaterally by the Company to the extent the Company believes in good faith that such amendment is necessary or advisable to bring this Agreement into compliance with any applicable laws, including Section 409A of the Code.
20.    Severability
If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
21.    Governing Law
All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.
22.    Electronic Delivery and Acknowledgement
No signature by you is required to accept the award represented by this Agreement. By your acceptance of this award, you are acknowledging that you have received and read, understood and accepted all the terms, conditions and restrictions of this Agreement and the Plan. The Company may, in its sole discretion, deliver any documents related to this award and this Agreement, or other awards that have been or may be awarded under the Plan, by electronic means, including prospectuses, proxy materials, annual reports and other related documents, and the Company may, in its sole discretion, engage a third party to effect the delivery of these documents on its behalf and provide other administrative services related to this award and the Plan. By your acceptance of the award represented by this Agreement, you consent to receive such documents by electronic delivery and to the engagement of any such third party.